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                                                                                  Exhibit 12.01

                             SECURITY-CONNECTICUT CORPORATION
                    CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES





                                    Three Months
                                       Ended
                                      March 31,           Year Ended December 31,
                                      -------- ------------------------------------------------
                                        1996     1995      1994     1993(1)   1992(1)   1991(1)
                                      -------- --------  --------  --------  --------  --------
                                              (thousands of dollars, except ratio data)
Earnings:
Income before federal
  income tax and
  cumulative effects
  of accounting change .............  $ 14,028 $ 36,396  $ 37,967  $ 40,513  $ 32,815  $ 39,782
Fixed charges, excluding
  interest on annuities
  and financial products ...........     1,639    6,355     5,027     4,434     4,760     6,130
                                      -------- --------  --------  --------  --------  --------

  Earnings, excluding interest
   on annuities and
   financial products ..............    15,667   42,751    42,994    44,947    37,575    45,912

Interest on annuities and
  financial products ...............    21,630   87,034    75,747    70,785    67,708    59,339
                                      -------- --------  --------  --------  --------  --------

  Earnings .........................  $ 37,297 $129,785  $118,741  $115,732  $105,283  $105,251
                                      ======== ========  ========  ========  ========  ========

Fixed Charges:
Interest expense on debt ...........  $  1,169 $  4,495  $  3,208  $  2,641  $  2,990  $  4,381
Interest component of
  rent expense .....................       470    1,860     1,819     1,793     1,770     1,749
                                      -------- --------  --------  --------  --------  --------

  Fixed charges, excluding
   interest on annuities and
   financial products ..............     1,639    6,355     5,027     4,434     4,760     6,130

Interest on annuities and
  financial products ...............    21,630   87,034    75,747    70,785    67,708    59,339
                                      -------- --------  --------  --------  --------  --------

  Fixed charges ....................  $ 23,269 $ 93,389  $ 80,774  $ 75,219  $ 72,468  $ 65,469
                                      ======== ========  ========  ========  ========  ========

Ratios of Earnings to Fixed Charges:
Excluding interest on annuities
  and financial products (2) .......      9.56     6.73      8.55     10.14      7.89      7.49

Including interest on annuities
  and financial products (3) .......      1.60     1.39      1.47      1.54      1.45      1.61


(1) The amounts reported are pro-forma and assume the $65 million Term Note was outstanding in years 1993-1991, at LIBOR plus .75%, as more fully described in the Company's financial statements included in its Annual Report on Form 10-K, for the year ended December 31, 1995.
(2) This ratio is comprised of the relationship of "earnings excluding interest on annuities and financial products" to "fixed charges excluding interest on annuities and financial products" as disclosed above.
(3) This ratio is comprised of the relationship of "earnings" to "fixed charges" as disclosed above.

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